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As filed with the Securities and Exchange Commission on May 14, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COHERENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	94-1622541 (I.R.S. Employer Identification Number)

5100 Patrick Henry Drive
Santa Clara, California 95056
(Address of Principal Executive Offices)

2001 Stock Plan
(Full title of the plan)

Scott H. Miller
Senior Vice President and General Counsel
Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, California 95056
(Name and address of agent for service)

 (408) 764-4000
(Telephone number, including area code, of agent for service)

Copy to:

 Bret M. DiMarco, Esq.
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value per share, to be issued under the 2001 Stock Plan	3,500,000	$25.335	$88,672,500	$11,235

Total	3,500,000		$88,672,500	$11,235

(1)
The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) promulgated under the Securities Act of 1933 solely for the purpose of calculating the amount of registration fee based on the average of the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market on May 7, 2004.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents and information heretofore filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

        1.     The Registrant's Annual Report on Form 10-K, as amended, for the fiscal year ended September 27, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        2.     The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2003; and

        3.     The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated November 23, 1970, and any further amendment or report filed hereafter for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act). The Registrant's Bylaws provides for the mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into an indemnification agreement with each of its officers and directors that provides the Registrant's officers and directors with indemnification to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for a breach of the directors' fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct. The Registrant also currently maintains officer and director liability insurance.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	2001 Stock Plan, as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Ernst & Young AG Wirtschaftsprüfungsgesellschaft, Independent Auditors.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

Item 9.    Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

            (i)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (1)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

              (2)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (3)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

            (ii)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Santa Clara, State of California, on May 14, 2004.

COHERENT, INC.
By:	/s/ HELENE SIMONET Helene Simonet Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Helene Simonet and Scott H. Miller, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that such attorneys-in-fact and agents or any of them, or any substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JOHN AMBROSEO John R. Ambroseo	Director, President and Chief Executive Officer (Principal Executive Officer)	May 14, 2004
/s/ HELENE SIMONET Helene Simonet	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	May 14, 2004
/s/ BERNARD COUILLAUD Bernard J. Couillaud	Director, Chairman of the Board	April 26, 2004
/s/ HENRY E. GAUTHIER Henry E. Gauthier	Director, Vice Chairman of the Board	April 21, 2004
/s/ CHARLES W. CANTONI Charles W. Cantoni	Director	April 28, 2004
Frank P. Carrubba	Director	April , 2004
/s/ JOHN H. HART John H. Hart	Director	April 28, 2004
/s/ ROBERT J. QUILLINAN Robert J. Quillinan	Director	April 21, 2004
/s/ LAWRENCE TOMLINSON Lawrence Tomlinson	Director	April 22, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2001 Stock Plan, as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Ernst & Young AG Wirtschaftsprüfungsgesellschaft, Independent Auditors.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS